SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CUBIC CORPORATION
(Name of Registrant as Specified In Its Charter)

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2004	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PRINCIPAL EXECUTIVE OFFICE
9333 Balboa Avenue
San Diego, California 92123

To Cubic Shareholders:

        Cubic Corporation's 2004 Annual Meeting will be held in the Main Conference Room at the Headquarters of the Corporation, at 9333 Balboa Avenue, San Diego, California 92123, on February 10, 2003, at 10:30 a.m. Pacific Standard Time. The formal notice and proxy statement follow.

        The Directors and Officers of the Corporation invite your attendance at the meeting. Whether or not you plan to attend the meeting, we would appreciate your completing and returning the accompanying proxy which, of course, may be revoked at any time before it is used.

        The Corporation's 2003 Annual Report is enclosed.

Sincerely yours,

Walter J. Zable
Chairman of the Board
January 5, 2004

TO ENSURE YOUR REPRESENTATION AT THE MEETING,
PLEASE DATE, SIGN AND MAIL PROMPTLY
THE ENCLOSED PROXY, FOR WHICH
A RETURN ENVELOPE IS PROVIDED.

NOTICE OF ANNUAL MEETING

        The Annual Meeting of Shareholders of Cubic Corporation will be held in the Main Conference Room of the Headquarters of the Corporation, at 9333 Balboa Avenue, San Diego, California 92123, on February 10, 2003, at 10:30 a.m. Pacific Standard Time, for the following purposes:

  1.
  To elect seven Directors for the ensuing year;

  2.
  To approve and confirm the appointment of Ernst & Young LLP as auditors of the Company for fiscal year 2004; and

  3.
  To transact such other business as may properly come before the meeting.

        Only shareholders of record at the close of business on December 29, 2003 will be entitled to vote at the meeting. The transfer books will not be closed.

By Order of the Board of Directors

William L. Hoese
Secretary
San Diego, California
January 5, 2004

PRINCIPAL EXECUTIVE OFFICE
9333 Balboa Avenue
San Diego, California 92123

PROXY STATEMENT

        Proxies in the form enclosed with this statement are solicited by the Board of Directors of Cubic Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held in San Diego, California, on February 10, 2004. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person, and any shareholder giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Corporation a written revocation or duly executed proxy bearing a later date. The Proxy will be suspended if the shareholder is present at the meeting and elects to vote in person.

OUTSTANDING SHARES AND VOTING RIGHTS

        The voting securities of the Corporation consist of its Common Stock, without Par Value, of which 26,719,845 shares were outstanding at November 24, 2003 (after deducting 8,944,884 shares held as Treasury Shares).

        Only shareholders of record on the books of the Corporation at the close of business on December 29, 2003 will be entitled to vote at the meeting. Each such holder of common shares is entitled to one vote for each said share. Votes will be counted by the Inspector of Elections. Abstentions, broker non-votes and proxies without authority to vote will not be counted in votes cast.

        The approximate date on which the proxy statement and form of proxy are first being sent or given to security holders is January 5, 2004.

ELECTION OF DIRECTORS

        Seven Directors comprise the authorized membership of the Board of Directors of the Corporation. Seven Directors are to be elected by a plurality vote at the Annual Meeting, each to hold office for the term of one year and until his successor is elected. Proxy holders will, unless authorization to do so is withheld, vote the proxies received by them for the election of the following Directors, all of which are now in office, in accordance with this proxy authorization, reserving the right, however, to distribute, in their discretion, their votes of uncommitted proxies among the management nominees. The proxies cannot be voted for a greater number of persons than the number of nominees named.

IDENTIFICATION OF DIRECTORS

        Walter J. Zable, 88, Director since 1951.    Chairman of the Board, President and Chief Executive Officer and Chairman of the Executive Committee since 1951.

        Walter C. Zable, 57, Director since 1976.    Vice Chairman of the Board, Member of the Executive Committee, and Vice President since 1976. Chairman of the Board of Cubic Transportation

Systems, Inc., a wholly-owned subsidiary since 2003. Prior thereto he performed various management functions for the Corporation. He is the son of Walter J. Zable.

        Dr. Richard C. Atkinson, 74, Director since 1999.    President-Emeritus of the University of California since 2003. From 1995 to 2003 was President of the University of California. Member of the Audit and Compliance Committee. Dr. Atkinson has been a Director of Qualcomm, Inc. since 1991.

        Robert T. Monagan, 83, Director since 1986.    Chairman of the Executive Compensation Committee and Member of the Audit and Compliance and the Nominating Committees. President of the California Manufacturers Association (1974 to 1984). Vice Chairman of the Northern California State World Trade Commission since 1996. Speaker of the California State Assembly (1969 to 1972). Director of Electronic Medical Management, Inc. since 1991. This company provides computer management services to medical practitioners. Regent of the University of the Pacific since 1991. Director of Clean Energy System since 1991. This company develops energy systems.

        Raymond E. Peet, 82, Director since 1987.    Retired Vice Admiral, United States Navy. Active duty in the United States Navy from 1939 to 1974. Chairman of the Audit and Compliance Committee, Member of the Executive and Nominating Committees. Chairman of San Diego Dialogue (1997 to 2002) and Member (1982 to 1996) of the Board of Consultants to the Controller General of the United States. He was Chairman of the Price REIT from 1994 to 1996 and Chairman of its Audit Committee from 1991 to 1996.

        William W. Boyle, 69, Director since 1995.    Since 1983 has been Cubic's Vice President and Chief Financial Officer. Previously, Mr. Boyle held management positions with General Electric, Occidental Petroleum, and the Wickes Corporation.

        Raymond L. deKozan, 67, Director since 2002.    Vice President since 1982. From 1973 to 1981 was Vice President, and from 1981 to 2003 was Chairman of Cubic Transportation Systems, Inc., a wholly-owned subsidiary. He has been Chairman of Cubic Transportations Systems, Ltd., the Corporation's U.K. transit company since 1980, and since 1998 has been a Director of TranSys, a U.K. consortium formed to modernize the London Regional automatic fare collection system. Mr. deKozan has performed various management functions for the Corporation or its subsidiaries since joining the Corporation in 1960.

Communications with Directors

        Any security holder may communicate in writing by mail at any time with the whole board or any individual director (addressed to "Board of Directors" or to a named director) c/o Corporate Secretary, 9333 Balboa Avenue, San Diego, CA 92123. All communications will be promptly relayed to the appropriate directors. The Corporate Secretary will coordinate responses, if any.

Annual Meeting Attendance

        It is the policy of the Board of Directors that its members are encouraged to attend the Annual Meeting of Shareholders. The 2003 annual meeting was attended by six of the seven incumbent directors.

IDENTIFICATION OF EXECUTIVE OFFICERS

        Thomas A. Baz, 70, Vice President and Corporate Controller since 1983.

        Gerald R. Dinkel, 57, Vice President. President and Chief Executive Officer of the Defense Group since 2000. For the prior 28 years Mr. Dinkel held a variety of management positions with Westinghouse Electronic Systems.

        Mark A. Harrison, 46, Vice President-Financial Planning and Accounting since 2000. From 1991 to 2000 Mr. Harrison was Assistant Corporate Controller and Director of Financial Planning of Cubic and since 1983 held a variety of financial management positions with the Corporation.

        William L. Hoese, 66, Corporate Secretary and Assistant General Counsel since 2003. From 1994 through 2001 Mr. Hoese was Senior Vice President and General Counsel of American Tool Companies, Inc., a manufacturer of hand tools and power tool accessories, of comparable size to the Corporation. During 2002 he was a legal expert witness and arbitrator. Since 1995 he has been a Director and Member of the Audit Committee of Nitches, Inc., a manufacturer and wholesaler of womens garments.

        Daniel A. Jacobsen, 52, Vice President-Audit since 2003. Mr. Jacobsen has held a variety of financial and management positions with the Corporation and its subsidiaries since 1981.

        Richard A. Johnson, 49, President and Chief Executive Officer of the Transportation Systems Group since 2003 and its Chief Operating Officer since 2000. From 1998 to 2000 was President of C&K Systems and its successor, Honeywell Security Systems, a manufacturer of security products for commercial and residential applications. This company had about 1,200 employees and annual sales of $160 million.

        Kenneth A. Kopf, 53, Vice President and General Counsel since 1998 and Assistant General Counsel from 1986 to 1998.

        Bernard A. Kulchin, 72, Vice President-Human Resources since 1999. From 1971 to 1991 Mr. Kulchin was Vice President of Human Resources for the San Diego Division of General Dynamics Corporation and from 1991 through 1999 was a Human Resources consultant.

        John A. Minteer, 52, Vice President-Information Technologies since 2002. Prior to that time he was Director of Information Technologies from 2000 and from 1994 to 2000 was Manager, Systems Integration.

        John D. Thomas, 50, Vice President Finance and Treasurer since 1992 and has held a variety of financial management positions with the Corporation since 1980.

BOARD OF DIRECTORS AND BOARD COMMITTEES

        During the fiscal year 2003, six meetings of the Board of Directors were held. Each of the incumbent Directors, except Dr. Atkinson and Walter C. Zable, attended 75% or more of the aggregate of (1) the total number of Board meetings and (2) the total number of meetings held by all Board Committees on which he served. Non-management Directors are each paid an annual retainer of $12,000 and fees of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of any Committee of which a Director is a Member. Non-management directors also participate in the Corporation's 1998 Stock Option Plan and each have been granted options to purchase 4,500 shares of the common stock of the Corporation in accordance with the terms of the plan. Directors who are salaried employees of the Corporation are not separately compensated for their services as Directors, but all Directors are reimbursed for travel expenses, if incurred, for attendance at meetings.

Audit and Compliance Committee

        Members of this Committee are Raymond E. Peet, Chairman, Dr. Richard C. Atkinson, and Robert T. Monagan. The Committee met four times during the fiscal year. Each of the members of the Committee is independent as defined under Section 121(A) of the Listing Requirements of the American Stock Exchange. The Committee operates under a written charter adopted by the Board of

Directors, which is attached hereto as Exhibit A. Admiral Peet has been designated by the Board of Directors as the Audit Committee Financial Expert.

        The Committee oversees the Corporation's financial reporting process. It is responsible for the appointment, retention and termination of the independent auditors and their compensation. It shall resolve any disputes between management and the auditors. It must pre-approve all audit and non-audit services according to a written plan and budget submitted by the auditors. It meets at least quarterly with the auditors and reviews periodic reports from the auditors concerning their internal procedures. The Committee discusses with the auditors the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

  Report of the Audit and Compliance Committee

        The Committee selected Ernst & Young LLP as the independent auditors of the Corporation for fiscal year 2003. The Committee has reviewed and discussed with management and the independent auditors the audited financial statements of the Corporation for the fiscal year ended September 30, 2003. The Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Accounting Standards No. 61 and has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

        Based on its review of the audited financial statements for fiscal year 2003 and its discussions with management and the independent auditors, the Committee recommended to the Corporation's Board of Directors that the audited financial statements be included in the Corporation's Annual Report on SEC Form 10-K.

/s/ Raymond E. Peet, Chairman	/s/ Robert T. Monagan	/s/ Dr. Richard C. Atkinson

Executive Compensation Committee and its Report

        The members of this Committee are Robert T. Monagan, Chairman, and Raymond E. Peet. The Committee held one meeting during fiscal 2003. The Committee has the responsibility for review and determination of executive compensation objectives and policies and the evaluation of the Corporation's executive officers. It is the Committee's responsibility to determine the compensation of the Corporation's Chief Executive Officer and the other executive officers taking into consideration individual and corporate performance and compensation of executives employed by competitors.

        The base salaries of the Corporation's executive officers are set to attract qualified people necessary for the continued successful operation and growth of the Corporation and its subsidiaries. With the assistance of the Human Resources Department, the base salary structure is periodically reviewed in relation to the practices of companies in similar businesses and of similar size. Incentive bonuses are paid as of the end of each fiscal year based upon company performance against established goals for sales, operating profits, earnings per share, and return on investment.

        During the fiscal year, no executive officer of the Corporation served either as a director or as a member of the compensation committee of any other entity whose executive officers served either as a Director or as a member of the Executive Compensation Committee of the Corporation. No member of the Committee is a former or current Officer or employee of the Corporation or any of its subsidiaries.

/s/ Robert T. Monagan, Chairman	/s/ Raymond E. Peet

Nominating Committee

        Cubic Corporation has had a Nominating Committee, consisting of two independent directors, since 1991. The current members of the Committee are Robert T. Monaghan, Chairman and Raymond E. Peet. The Committee held one meeting during fiscal 2003. The Committee does not have a Charter, but expects to adopt a Charter in fiscal year 2004. The Committee has not considered shareholder proposals for nomination as directors in the last five years and has not received an unsolicited proposal regarding a candidate who might possess appropriate background and experience during that time. The Board consists of seven directors, three of whom are independent. These independent directors were elected 4, 16 and 17 years ago and have served with distinction since their election. No replacement of these directors is contemplated. The Committee's policy is that it will consider recommendations of the security holders which are received by the Corporate Secretary at least 120 days prior to one year from the date of the previous annual meeting of shareholders. Recommendations of candidates who have at least 20 years of management and defense or transportation industry experience with a company with sales of at least 75% of that of the Corporation, or who could bring appropriate diversity to the Board, or who possess other relevant qualifications (for example finance and accounting, marketing) would be preferred. If a vacancy in the Board occurs, the Committee will consult with all Board members to identify candidates known to them or whom they would recommend be considered and would review any security holder recommendations on file. It would screen and then personally interview appropriate candidates and have those candidates meet with some additional Board members, certain members of management and the Chairman of the Board. The Committee would evaluate responses and recommend to the full Board the name of any candidate it felt should become a management and Board nominee for election or appointment.

Ownership of Common Stock

        The following table sets forth, as at November 26, 2003 information with respect to persons known to the Corporation to be the beneficial owner of more than 5% of the Corporation's outstanding Common Stock (after deduction of Treasury Shares):

Title Class	Name and Address	Amount Beneficially Owned		Percent of Owned
Common	Walter J. Zable P. O. Box 1525 Rancho Santa Fe California 92067	10,689,891	(3)	40.00%

        The following table sets forth information with respect to beneficial ownership of the Corporation's Common Stock by Directors and all Officers and Directors as a group as of November 26, 2003. Where such number of shares exceeds 1% outstanding on such date the percentage of such class is indicated

in parentheses. Except as indicated, each individual named has sole investment and voting power with respect to the securities shown.

Name	Amount Beneficially Owned Directly or Indirectly (1)
Walter J. Zable (40.00%) (2)	10,689,891	(3)
Raymond E. Peet	36,965
Dr. Richard C. Atkinson	15,900
Walter C. Zable (1.56%)	416,907	(4)
Robert T. Monagan	8,200
William W. Boyle	1,800
Raymond L. deKozan	792
All Officers and Directors as a Group (19)(41.52%)	11,176,549
(1)
All shares of common stock indicated as being beneficially owned are owned directly except for Walter J. Zable and Walter C. Zable.

(2)
By virtue of his beneficial share ownership, Mr. Zable may be deemed to be a "Control" person of the Corporation as that term is defined in the Securities Exchange Act of 1934.

(3)
Walter J. Zable's shares are beneficially owned through Trusts and a public benefit charitable corporation, the terms of which establish sole voting power in Mr. Zable.

(4)
A portion of the shares of Walter C. Zable are owned indirectly through a Trust, the terms of which establish sole voting power in Mr. Zable.

        Although it is not contemplated that any nominee will be unable to serve as a Director, in such event the proxies will be voted by the proxy holders for such other persons as may be designated by the Board of Directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table sets forth all cash compensation paid to the Chief Executive Officer, the four most-highly compensated executive officers and the next most highly compensated person who is not an executive officer of the Corporation, whose compensation exceeded $100,000 for services rendered in all capacities to the Corporation and its subsidiaries during or with respect to the 2003 fiscal year:

			Annual Compensation
Name	Position	Year	Base Salary		Bonus		Other Annual Compensation		Long Term Compensation
			(A)		(A)		(B)		(C)
W.J. Zable	Chairman of the Board President and Chief Executive Officer	2003 2002 2001	$ $ $	630,000 590,385 550,000	$ $ $	265,542 263,361 202,244	$ $ $	28,817 26,452 38,871	$344,684
W.W. Boyle	Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	405,000 381,154 365,000	$ $ $	146,319 144,849 115,043	$ $ $	21,770 21,917 21,917	$73,787
R.L. deKozan	Vice President	2003 2002 2001	$ $ $	370,000 346,154 330,000	$ $ $	108,225 121,983 105,484	$ $ $	51,890 48,924 46,002	$102,425
W.C. Zable	Vice President and Vice Chairman of the Board; Chairman of Cubic Transportation Systems, Inc.	2003 2002 2001	$ $ $	330,000 312,115 300,000	$ $ $	96,525 100,636 87,903	$ $ $	26,185 23,635 23,270	$93,466
G.R. Dinkel	Vice President and Chief Executive Officer Cubic Defense Applications, Inc.	2003 2002 2001	$ $ $	330,000 312,115 294,230	$ $ $	119,408 108,451 83,332	$ $ $	24,620 53,323 50,400	$20,549
R.A. Johnson	President and Chief Executive Officer Cubic Transportation Systems, Inc.	2003 2002 2001	$ $ $	320,769 271,154 250,008	$ $ $	93,825 78,763 66,595	$ $ $	24,474 24,053 316,788

(A)
The 2003 bonus includes cash compensation earned whether received or deferred at the election of the individual.

(B)
Amounts shown reflect the individual's interest in the Corporation's contribution to the Corporation's Employees' Profit Sharing Plan, premiums for executive life insurance coverage in accordance with I.R.S. tables, automobile allowances, and moving expense reimbursement.

(C)
Includes the long-term performance bonus for the three-year period ended in fiscal 2001 earned whether received or deferred at the election of the individual. This item also includes the split-dollar insurance plan, described below, which requires the Officer to make contributions toward acquisition of the life insurance. In October 1992, to offset the cost, including taxes, of the insurance premium contribution by Mr. Zable, the Board of Directors adopted a supplemental executive compensation program under the terms of which a predetermined sum would be paid annually. The amounts set forth above include the annual payments under this program. Payments may be discontinued at any time by the Board of Directors, and none have been made since 2001.

        The remuneration shown for the named individuals includes deferred compensation under the Corporation's Deferred Compensation Plan for fiscal 2003. Under the Plan, selected key employees of the Corporation, including Officers, may defer all or any part of their compensation until termination of employment with the Corporation. The deferred compensation is held in the general funds of the

Corporation and credited to the account of the employee. Each account is credited with interest at the rate periodically set by the Secretary of the United States Treasury.

        The Corporation also provides to certain Executive Officers normal management fringe benefits, including financial counseling and club memberships, which are not included in the Compensation Table. An undetermined part of these benefits might have been used for personal purposes in an amount which cannot be reasonably determined. Management has concluded that the aggregate amounts of any such benefits are not material and do not, in any event, exceed the lesser of $50,000 or 10% of the compensation reported as to each person specified and, in any case, the aggregate amount of such other compensation is the lesser of $25,000 times the number of persons in the group or 10% of the compensation reported above for the group.

        The Corporation provides all full-time and certain part-time employees with life insurance coverage up to $50,000, depending on their rate of compensation, and certain executives of the Corporation have the option to be provided $150,000 of life insurance. In addition, full-time and certain part-time employees have the option to purchase additional life insurance in an amount of 1, 2, 3, or 4 times their base pay, up to a total maximum of $750,000. All of the premiums for such additional life insurance are paid solely by each electing employee. Currently, premiums not paid by the executive for all life insurance coverage over $50,000 are treated as compensation to those executives in accordance with Internal Revenue Service Tables and are included in the cash compensation shown.

        There are no material proceedings to which any director, officer or affiliate of the Corporation, owner of record or beneficially of more than five percent of the Common Stock of the Corporation, or any associate of any such director, officer, affiliate or security holder is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries.

        In 2000 Gerald R. Dinkel was employed by the Corporation as Vice President of the Corporation and President and Chief Executive Officer of the Defense Group. To assist Mr. Dinkel in the purchase of a home and the relocation of his family from Maryland to San Diego, California, the Corporation loaned Mr. Dinkel the sum of $200,000 on a 5% interest bearing promissory note payable in five equal annual installments commencing in 2006 to be secured by a second trust deed on the property purchased.

        In 2002, to assist Raymond L. deKozan in the purchase of a home and the relocation of Mr. deKozan and his family to the United States at the conclusion of a special assignment of numerous years in England, the Corporation loaned Mr. deKozan the sum of $600,000. During fiscal year 2002, $400,000 was repaid. The balance was repaid in 2003.

        The remuneration shown for the named individuals includes their interest in the Corporation's contribution for fiscal 2003 to the Corporation's Employees' Profit Sharing Plan. The amount of the Corporation's annual contribution is determined by the Board of Directors in its discretion. Employees, including executives, are permitted to contribute to the Plan on a pre-tax basis up to 10% of their compensation subject to a limitation contained in the Internal Revenue Code. Certain after-tax contributions may also be made. These contributions are included in the compensation shown above. Contributions to the Plan are invested in any of several mutual funds selected by a Company committee upon the recommendation of a financial advisor. Contributions and investments are managed by the Prudential Insurance Company of America. Each employee is given investment discretion over the contributions allocated to his or her account.

        The compensation shown does not include contributions by the Corporation under its defined benefit Employees' Pension Plan because the amount of such contributions in respect to a specified person cannot be readily calculated. Additional information regarding the Corporation's Employees' Pension Plan is set forth below:

        The Corporation maintains a defined benefit Pension Plan ("Plan") for certain of its employees. The Corporation's contributions to the Plan are distributed among various funds held by an insurance company. They are actuarially determined for the total of all participants covered by the Plan. Therefore, the amount of contribution in respect to a specified person cannot be readily calculated. The contribution averages about 3% of the participants' remuneration. Generally, all participants in the Plan earn the right to receive a monthly pension at the Plan's normal retirement date of age 65 in an amount equal to 1/12th of 3/4ths of 1% of their total earnings (including bonuses) since 1974. The benefits to be paid under the Pension Plan are not subject to adjustments for Social Security benefits or other offsets.

	Estimated Annual Benefits Under the Cubic Corporation Pension Plan
	At Retirement Age of 65 Years of Service
Average Annual Compensation
	10	20	30	40
$50,000	$3,750	$7,500	$11,250	$15,000
100,000	7,500	15,000	22,500	30,000
150,000	11,250	22,500	33,750	45,000
200,000	15,000	30,000	45,000	60,000

        Compensation for purposes of the Plan is limited by ERISA regulations to $200,000 during the year ended September 30, 2003.

        The years of credited service in the Corporation's Pension Plan for the listed individuals are: 54 years for W. J. Zable, 41 years for W. C. Zable, 20 years for W. W. Boyle, 43 years for Raymond L. deKozan, and three years for Gerald R. Dinkel and Richard A. Johnson.

        The Corporation is party to an agreement with a trust established by Mr. Walter J. Zable, CEO of the Corporation, and Mrs. Zable whereby the Corporation agreed to make advances of premiums payable on a split-dollar life insurance policy purchased by the trust on the life of Mrs. Zable. The advances are secured by a collateral assignment of the policy to the Corporation. If the assumptions made as to mortality experience, policy dividends and other factors were realized, at the death of Mrs. Zable the Corporation would recover all of its insurance premium payments as well as other costs associated with the policy. Due to changes in the tax law and other circumstances, the Corporation no longer considers the policy to be effective in fulfilling the original purpose intended by the Board. The Corporation and Mr. Zable are now discussing alternative courses of action including holding the policy to maturity, selling the Corporation's interest to the trust, selling the policy to a third party or surrendering the policy. The difference between policy premiums and other payments and the increase in the cash surrender value of the policy has been expensed or added to income in the year incurred although no policy premiums have been paid since 2001. The amount added to income in 2003, 2002 and 2001, due to increases in the cash surrender value, was $245,000, $308,000, and $482,000, respectively. As of September 30, 2003, the cash surrender value of the policy exceeded the total of all premium payments made by the Corporation through that date. The Corporation may cause the agreement to be terminated and the policy to be surrendered at any time.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on SEC forms 3, forms 4 and 5 and amendments thereto, furnished to the Corporation during fiscal year 2003, no Director, Officer, or beneficial owner of more than 10% of the Common Stock of the Corporation failed to file on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934.

Performance Graph

	1998	1999	2000	2001	2002	2003
CUBIC CORPORATION	100.00	114.28	118.40	173.32	258.27	384.39
PEER GROUP INDEX	100.00	106.44	223.03	127.73	79.20	126.17
S&P 500 INDEX	100.00	127.81	144.78	106.24	84.48	105.09

        The above graph compares the performance of Cubic Corporation with that of the S&P 500 Index and a peer group comprised of companies in the Federal Trade Commission SIC Codes 3699 and 3829, Electrical Equipment and Supplies (NEC) and Measuring and Controlling Devices (NEC), which are published industry groups. The chart assumes that $100 was invested on October 1, 1998, in each of Cubic Corporation, the S&P 500 Index and the peer group index, and compares the return on investment as of September 30th of each of the following five years. The return on investment represents the change in the fiscal year-end stock price plus reinvested dividends.

INDEPENDENT AUDITORS

        Ernst & Young LLP has audited the Corporation's books and records since 1959 and are continuing as its auditors. Representatives of Ernst & Young LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  Audit Fees

        The aggregate fees billed in fiscal years 2003 and 2002, respectively, for professional services rendered by Ernst & Young LLP for the Audit of the Corporation's annual financial statements and the review of financial statements included in the Corporation's SEC Form 10-Q were $693,950 and $548,300.

  Audit-Related Fees

        The aggregate fees billed in fiscal years 2003 and 2002, respectively, for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or financial statement review which are not reported under "Audit Fees" above were $77,050 and $82,900. These fees included Audit Committee meetings, review of SEC inquiry, employee benefit plans and related matters.

  Tax Fees

        The aggregate fees billed in fiscal years 2003 and 2002, respectively for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning were $168,500 and $164,416. These fees were primarily for statutory foreign annual tax returns and compliance.

  All Other Fees

        The aggregate fees billed in fiscal years 2003 and 2002, respectively for products and services provided by Ernst & Young LLP other than as described in the preceding three paragraphs were $1,500 and $1,500. These fees were for EY-online services.

  Other Matters

        During fiscal years 2003 and 2002 the Audit Committee did not waive any requirement for pre-approval of any services by Ernst & Young LLP. The Committee approved all auditor services and fees as required by laws in effect at the time the services were commenced.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be included in the Corporation's Proxy Statement and form of proxy relating to the Corporation's 2005 Annual Meeting of Shareholders must be received by the Secretary, Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123, no later than September 7, 2004.

OTHER MATTERS

        All shareholders of record at the close of business December 29, 2003, the record date for the determination of shareholders entitled to vote at the Annual Meeting, are concurrently being sent a copy of the Corporation's Annual Report, including financial statements for the fiscal year ended September 30, 2003.

        The expense of preparing, printing and mailing the Notice of Meeting and Proxy material and all other expenses of soliciting proxies will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Directors, Officers and regular employees of the Corporation, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by mail, telegraph, telephone, or personal interview. The Corporation may also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

        Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Meeting. However, if any such matter shall properly come before the meeting, the persons named in the enclosed proxy form will vote the same in accordance with their best judgment.

                      By Order of the Board of Directors

                      William L. Hoese
                       Secretary

                      January 5, 2004

EXHIBIT A
CUBIC CORPORATION
CHARTER OF THE AUDIT AND COMPLIANCE COMMITTEE

Organization

        This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors in respect of any revisions. The Committee shall be members of, and appointed by, the Board of Directors and shall comprise at least three Directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company (other than in their capacity as a Board or Committee member) and are not an affiliated person (i.e. not directly or indirectly controlling, controlled by, or under common control) of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing standards. All Committee members shall be financially literate, and at least one member shall be an "Audit Committee Financial Expert," as defined by SEC regulations (see Qualifications below).

Purpose

        The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company's internal audit function and independent auditors; the independent auditor's qualifications and independence; and the Company's compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

        In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Duties and Responsibilities

        The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements.

        The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

        The Committee shall be directly responsible for the appointment, setting compensation, the retention, and the termination of the independent auditors (subject, if applicable, to shareholder ratification of the appointment). The independent auditors shall report directly to the Audit

Committee. The Committee also shall be directly responsible for oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform specific non-audit services proscribed by law or regulation (see Prohibited Non-Audit Services, below). The Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

        At least annually, the Committee shall obtain and review a report by the independent auditors describing:

  •
  The firm's internal quality control procedures.

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  Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

  •
  All relationships between the independent auditor and the Company (to assess the auditor's independence).

        In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that comply with the SEC regulations and stock exchange listing standards.

        The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

        The Committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall review with the independent auditor any audit problems or difficulties and management's response.

        The Committee shall receive a report from the independent auditor, prior to the filing of its audit report with the SEC, on all critical accounting policies and practices of the Company, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

        The Committee shall review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors' report on management's assertion.

        The Committee shall monitor and advise management as necessary concerning policies for earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies.

        The Committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

        The Committee shall review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

        The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        The Committee shall receive and take appropriate action concerning reports from: (a) Company lawyers regarding evidence of a material violation of securities laws, breaches of fiduciary duty or other material issues, and (b) the independent auditors concerning any report of their discovery of an illegal action or omission. The Committee shall ensure that senior management will take timely and appropriate remedial actions concerning all such matters.

        The Committee shall prepare a report to be included in the Company's annual proxy statement, as required by SEC regulations.

        The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

Qualifications to be an Audit Committee Financial Expert

        Such person shall possess the following attributes:

  •
  An understanding of generally accepted accounting principles and financial statements;

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  The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

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  Experience preparing, auditing, analyzing or evaluating financial statements that present a breath and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

  •
  An understanding of internal controls and procedures for financial reporting; and

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  An understanding of audit committee functions.

        The above attributes shall have been acquired through one of the following:

  •
  Education and expertise as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

  •
  Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

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  Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

  •
  Other relevant experience.

Prohibited Non-Audit Services

        The Audit Committee shall not approve the engagement of the independent auditors to provide any of the following services:

  •
  Bookkeeping or other services related to the accounting records or financial statements of the Company;

  •
  Financial information systems design and implementation;

  •
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  Actuarial services;

  •
  Internal audit outsourcing services;

  •
  Management functions or human resources;

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  Broker or dealer, investment adviser, or investment banking services;

  •
  Legal services and expert services unrelated to the audit; and

  •
  Any other services that the Public Company Accounting Oversight Board may determine, by regulation, is impermissible.

Proxy—Cubic Corporation

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders

The undersigned, a shareholder of Cubic Corporation, a Delaware corporation, hereby appoints Walter J. Zable and William W. Boyle, or either of them, the attorneys and proxies of the undersigned, with power of substitution, to vote the common shares of Cubic Corporation standing in the name of the undersigned at the Annual Meeting of Shareholders of Cubic Corporation to be held in the Main Conference Room, at the Headquarters of the Corporation, 9333 Balboa Avenue, San Diego, California 92123, on Tuesday, February 10, 2004, at 10:30 a.m. PST, and at any adjournment or adjournments thereof, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS INDICATED. HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXIES WILL VOTE THE SHARES FOR ITEMS (1) AND (2).

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed, on the other side)

Cubic Corporation	000000 0000000000 0 0000 000000000.000 ext 000000000.000 ext 000000000.000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext Holder Account Number C 1234567890 J N T [BARCODE]
☐	Mark this box with an X if you have made changes to your name or address details above.
Annual Meeting Proxy Card

(A)    Election of Directors
1.    The Board of Directors recommends a vote "FOR" each of the listed nominees.

	For	Withhold		For	Withhold
01 - Walter J. Zable	☐	☐	05 - Raymond L. deKozan	☐	☐
02 - Walter C. Zable	☐	☐	06 - Robert T. Monagan	☐	☐
03 - William W. Boyle	☐	☐	07 - Raymond E. Peet	☐	☐
04 - Dr. Richard C. Atkinson	☐	☐

(B)    Issues
The Board of Directors recommends a vote "FOR" the following proposal.

		For	Against	Abstain
2.	Confirm Ernst & Young LLP as independent public accountants of the Corporation for Fiscal Year 2004.	☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

(C)    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
The undersigned hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated January 5, 2004.

Please sign exactly as name (or names) appear on this card. When shares are held by joint tenants, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
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